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                                                                     EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                       1998-A CONVERTIBLE PREFERRED STOCK

                                       OF

                        SALIVA DIAGNOSTIC SYSTEMS, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)




         Saliva Diagnostic Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         1998-A Convertible Preferred Stock:

                           I.  Designation and Amount

         The designation of this series, which consists of One Thousand Five Hundred (1,500) shares of Preferred Stock, is 1998-A Convertible Preferred Stock (the "1998-A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

         II.  Rank

         All 1998-A Preferred Stock shall rank (i) prior to the Corporation's Common Stock, par value $.01 per share (the "Common Stock"); (ii) pari passu with the Corporation's 1998-B Convertible Preferred Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of the 1998-A Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically ranks, by its terms, pari passu with the 1998-A Preferred Stock (together with the 1998-B Convertible Preferred Stock, the "Pari Passu Securities")); and (iv) junior to any class or series of capital stock of the
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Corporation hereafter created (with the consent of the holders of the 1998-A
Preferred Stock obtained in accordance with Article IX hereof) that specifically ranks, by its terms, senior to the 1998-A Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                                 III.  Dividend

         The holder of the 1998-A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at an annual rate of six percent (6%) per annum (the "Dividend"), payable annually commencing on the date of issuance. The Dividend paid on the 1998-A Preferred Stock shall be cumulative and shall be declared and paid out of funds legally available therefor simultaneously with any conversion thereof and as set forth in Articles IV through VII hereof.

                                IV.  Liquidation

                 A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event (a "Liquidation Event"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of 1998-A Preferred Stock shall have received the Stated Value, plus the Dividend for the period ending on the date of the Liquidation Event, with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the 1998-A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the 1998-A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Stated Value of each such share bears to the aggregate Stated Value of all such shares.

                 B. At the option of any holder of 1998-A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the

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Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV; or (ii) be treated pursuant to Article VI.C hereof. "Person" shall mean any individual, corporation, limited liability corporation, partnership, association, trust or other entity or organization.

                        V.  Cash Payment of Dividend by
           Corporation; Limited Redemption of 1998-A Preferred Stock

                 A. The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Article VI.D or in the event of a Mandatory Conversion effected in accordance with Article VII hereof, to pay any portion of the Dividend payable upon such conversion for cash. All cash payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice).

                 B.       In the event (each of the events described in clauses
(i)-(iii) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

                          (i)     the Corporation fails to instruct its
transfer agent, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to such holder of 1998-A Preferred Stock upon conversion of the 1998-A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, dated as of January 26, 1998 by and between the Corporation and the other signatory or signatories thereto with respect to the sale of 1998-A Preferred Stock (the "Securities Purchase Agreement") or the Registration Rights Agreement dated as of January 26, 1998, by and among the Corporation and the other signatory or signatories thereto;

                          (ii)    a holder of shares of 1998-A Preferred Stock
submits a Conversion Notice, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of Article VI (in which case the Corporation shall immediately notify such holder of such occurrence); or

                          (iii)   the holder is prevented from converting
shares of 1998-A Preferred Stock because such conversion would result in the issuance of 19.99% of all of the Corporation's issued and outstanding stock as of the date of issuance of the 1998-A Preferred Stock in the circumstances described in Section VI.A(d) hereof;

then, upon the occurrence of any such Redemption Event, each holder of shares of 1998-A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of notice from a holder requiring a redemption (a "Redemption





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Notice") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of 1998-A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph C below) in effect at the time of the redemption hereunder. Notwithstanding anything to the contrary herein, in the event of a Redemption Event described in subparagraph (ii) or (iii) above, such holder shall be entitled to receive the Redemption Amount only in respect of that portion of the 1998-A Preferred Stock for which the Corporation has insufficient shares of Common Stock to facilitate the conversion which is the subject of such Notice of Conversion. If the Corporation fails to pay the Redemption Amount for each share within two (2) business days of the effective date of a Redemption Notice, then the holder of 1998-A Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest thereon at a rate per annum equal to the lower of twelve percent (12%) and the highest rate permitted by applicable law until the date of redemption hereunder, and
(ii) except with respect to the Redemption Event described in subparagraphs
(ii) and (iii) above, shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article VI below) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the Conversion Price. In the event more than one holder delivers a Redemption Notice and the Corporation is not, at the effective date of such Redemption Notice, able to redeem all of the shares of 1998-A Preferred Stock subject to Redemption Notices, the Corporation shall select the shares of 1998-A Preferred Stock to be redeemed from each holder pro rata, based on the total number of shares of 1998-A Preferred Stock included by such holder in the Redemption Notice relative to the total number of shares of 1998-A Preferred Stock in all of the Redemption Notices.

                 C. The "Redemption Amount" with respect to any redemption of a share of 1998-A Preferred Stock means an amount equal to:

                                  1,000
                              -------------
                                    CP                          x   M
where:
                 "CP" means the then current Conversion Price; and

                 "M" means the highest closing bid price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported on The Nasdaq Stock Market (or the principal securities exchange or trading market on which the Common Stock is traded).





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                  VI.  Conversion at the Option of the Holder

                 A. Each holder of shares of 1998-A Preferred Stock may, at its option, convert its shares of 1998-A Preferred Stock into Common Stock in the following amounts and at the following times (an "Optional Conversion").

                          (a)     Each share of 1998-A Preferred Stock shall be
convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by one of the following formulas, as applicable:

                                  (1)  if the Dividend has been paid in cash by
the Company in accordance with Article V.A hereof,

                                                1,000
                                           ---------------
                                                  CP

                                  where:  CP = Conversion Price (as defined in
                                  Article VI.B); or

                                  (2)  if the Dividend has not been paid in
                                       cash by the Company,

                                           (.06)(N/365)(1,000) + 1,000
                                           ---------------------------
                                                     CP

                                  where:  CP= Conversion Price (as defined in
                                  Article VI.B), and

                                        N= the number of days between the date
                                        of issuance of the 1998-A Preferred
                                        Stock to the holder and the Conversion
                                        Date (as defined in Article VI.D(d)).

                          (b)     A holder of shares of 1998-A Preferred Stock
shall have the right to effect an Optional Conversion of up to (i) twenty-five percent (25%) of the shares of 1998-A Preferred Stock originally issued to the holder at any time from and after the ninetieth (90th) day following the date of issuance; (ii) fifty percent (50%) of the shares of 1998-A Preferred Stock originally issued to the holder at any time from and after the one hundred twentieth (120th) day following the date of issuance; (iii) seventy-five percent (75%) of the shares of 1998-A Preferred Stock originally issued to the holder at any time from and after the one hundred fiftieth (150th) day following the date of issuance; and (iv) all (100%) of the shares of 1998-A Preferred Stock originally issued to the holder at any time from and after the one hundred eightieth (180th) day following the date of issuance.

                          (c)     Notwithstanding anything to the contrary
contained herein, except as to Article VII hereof, in no event shall a holder of shares of 1998-A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum





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of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates and (y) the number of shares of Common Stock issuable upon the conversion of the shares of 1998-A Preferred Stock with respect to which the determination of this sentence is being made would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder; provided, however, that for this purpose, in no event shall shares otherwise includable pursuant to Rule 13d-3 be included in such calculation.

                          (d)     Notwithstanding the provisions hereof to the
contrary, to the extent that the offering and sale of the 1998-A Preferred Stock and the offering and sale of the 1998-B Preferred Stock are deemed to be integrated for purposes of the rules or regulations of the Nasdaq SmallCap Market, in the event that upon conversion of the 1998-A Preferred Stock and the 1998-B Preferred Stock the Corporation would be obligated to issue an aggregate amount of shares of Common Stock which exceeds 19.99% of the number of shares of Common Stock outstanding on the date the 1998-A Preferred Stock is issued to the holder thereof (such amount to be proportionately adjusted from time to time in the event of stock dividends, subdivisions, combinations, reclassifications, capital reorganizations and similar events) (the "Exchange Cap") and such issuance would constitute a breach of the Corporation's obligations under the rules or regulations of the Nasdaq SmallCap Market, or any other principal securities exchange or market upon which the Common Stock is or becomes traded, the Corporation may elect to redeem at the Redemption Amount (as defined in Section V.B hereof) only that amount of Preferred Stock which, if converted, would result in the issuance of more than the Exchange Cap.

                 B. The "Conversion Price" shall be the lesser of (i) 100% of the Market Price on the date the 1998-A Preferred Stock is initially issued to the holder, and (ii) 80% of the Market Price on the Conversion Date (as defined in paragraph D(d) of this Article VI). For the purposes hereof, "Market Price" shall mean the average of the closing bid prices of the Common Stock, as reported by The Nasdaq Stock Market, over a period of five consecutive trading days ending on the day immediately preceding the date in question.

                 C. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (a)     Adjustment to Conversion Price Due to Stock
Split, Stock Dividend, Etc. If at any time when the 1998-A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.





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                          (b)     Adjustment Due to Merger, Consolidation, Etc.
If, at any time when 1998-A Preferred Stock is issued and outstanding and prior to the conversion of all 1998-A Preferred Stock, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of 1998-A Preferred Stock shall, upon being given at least thirty (30) days prior written notice of such transaction, thereafter have the right to purchase and receive upon conversion of 1998-A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of 1998-A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the 1998-A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the 1998-A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                          (d)     No Fractional Shares.  If any adjustment
under this Article VI.C would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

                 D. In order to convert 1998-A Preferred Stock into full shares of Common Stock, a holder shall: (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Corporation at the office of the Corporation (fax number 360-254-7942), with a copy to the Corporation's Transfer Agent (fax number 718-921-8327 or such other number as the Corporation shall specify in a notice to the holder) for the 1998-A Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of 1998-A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to 6:00 p.m. New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the 1998-A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion within two (2) business days thereafter to the office of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock





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issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock to purchase shares of Common Stock that are n disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within five (5) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than three (3) business days from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                          (a)     Lost or Stolen Certificates.  Upon receipt by
the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of 1998-A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such 1998-A Preferred Stock.

                          (b)     Delivery of Common Stock Upon Conversion.
Upon the surrender of certificates as described above from a holder of 1998-A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall issue and, within two (2) business days (the "Delivery Period") after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above), request that its Transfer Agent deliver to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of 1998-A Preferred Stock converted as shall be determined in accordance herewith and
(ii) a certificate representing the balance of the shares of 1998-A Preferred Stock not converted, if any.

                          (c)     No Fractional Shares.  If any conversion of
1998-A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the 1998-A Preferred Stock shall be the next higher number of shares.

                          (d)     Conversion Date.  The "Conversion Date" shall
be the date specified in the Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Corporation before 6:00 p.m., New York City time, on the Conversion Date, and (ii) that the original Preferred Stock Certificate(s), duly endorsed, are surrendered along with a copy of the Notice of Conversion within two (2) business days thereafter to the office of the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of 1998-A Preferred Stock surrendered





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
shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion.

                 E. A number of shares equal to 150% of the authorized but unissued Common Stock to provide for the conversion of the 1998-A Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion in accordance with the provisions of the Securities Purchase Agreement. Notwithstanding anything to the contrary herein, shares of Common Stock so reserved shall be allocated for issuance upon conversion of the 1998-A Preferred Stock pro rata among the holders of 1998-A Preferred Stock based on the number of shares of 1998-A Preferred Stock held by each such holder relative to the total number of authorized shares of 1998-A Preferred Stock.
If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the 1998-A Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding 1998-A Preferred Stock on the new basis. If at any time a holder of shares of 1998-A Preferred Stock submits a Conversion Notice the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to each holder such holder's pro rata share of all of the shares of Common Stock which are available to effect such conversion and shall thereafter use its best efforts and take all necessary action to obtain, as promptly as practicable, shareholder approval to authorize the issuance of sufficient shares of Common Stock to effect conversion of the 1998-A Preferred Stock then outstanding. The number of shares of 1998-A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion.

                 F. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of 1998-A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1998-A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of 1998-A Preferred Stock.





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
                           VII.  Mandatory Conversion

         Each share of 1998-A Preferred Stock issued and outstanding on that date which is two years from the issuance date of 1998-A Preferred Stock, automatically shall be converted into shares of Common Stock on such date at the Conversion Price plus a Dividend for the period ending on such date; provided, however, that the Corporation may not automatically convert any shares of 1998-A Preferred Stock pursuant to this Article VII which are the subject of a Notice of Conversion which was faxed to the Corporation before 4:00 p.m., New York City time, on such date or before such date.

                              VIII.  Voting Rights

         The holders of the 1998-A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law ("DGCL"), and in this Article VIII, and in Article IX below.

         To the extent that under the DGCL the vote of the holders of the 1998-A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the 1998-A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of 1998-A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the 1998-A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of 1998-A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the 1998-A Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the DGCL.

                           IX.  Protective Provision

         So long as shares of 1998-A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of 1998-A Preferred Stock:

                          (a)     alter or change the rights, preferences or
privileges of the 1998-A Preferred Stock;

                          (b)     increase the authorized number of shares of
1998-A Preferred Stock;





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
                          (c)     create any new class or series of capital
stock having a preference over the 1998-A Preferred stock as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined herein, "Senior Securities"); or

                          (d)     create any new class or series of capital
stock ranking pari passu with the 1998-A Preferred Stock (except for the 1998-B Convertible Preferred Stock, for which no approval shall be required) as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined herein, "Pari Passu Securities").

         In the event holders of at least a majority of the then outstanding shares of 1998-A Preferred Stock (voting together as a single class) agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of 1998-A Preferred Stock, pursuant to subsection (a) above, so as to affect the 1998-A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the 1998-A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of 1998-A Preferred Stock as altered or changed.





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
         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 26th day of January, 1998.


                            SALIVA DIAGNOSTIC SYSTEMS, INC.



                            By:  /s/ Kenneth J. McLachlan
                               --------------------------------------------
                                 Kenneth J. McLachlan
                                 President and Chief Executive Officer





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                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the 1998-A Preferred Stock)

The undersigned hereby irrevocably elects to convert shares of 1998-A Preferred Stock, represented by stock certificate no(s). ___________ (the "Preferred Stock Certificates") into shares of common stock, par value $.01 per share ("Common Stock"), of Saliva Diagnostic Systems, Inc. (the "Corporation") according to the conditions of the Certificate of Designation of 1998-A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the 1998-A Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

                     Date of Conversion:
                                        -----------------------------------


                     Applicable Conversion Price:
                                                 --------------------------


                     Number of Shares of
                     Common Stock to be Issued:
                                               ----------------------------

                     Signature:
                               --------------------------------------------


                     Name:
                          -------------------------------------------------


                     Address:
                             ----------------------------------------------

*The Corporation is not required to issue shares of Common Stock until the original 1998-A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation.





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